Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between Jeff Hawthorne (“Executive”) and UniPixel, Inc., a Delaware corporation (the “Company”), effective as of March 31, 2016 (the “Effective Date”). Certain capitalized terms used in the Agreement are defined in Section 6 below.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control of the Company.

B. The Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

C. The Committee believes that it is imperative to provide Executive with certain severance benefits upon a Covered Termination. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

AGREEMENT

The Company and Executive hereby agree as follows:

1. At-Will Employment. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign his/her employment at any time, with or without advance notice or Good Reason. Executive shall not receive any compensation of any kind, including, without limitation, severance benefits, following Executive’s last day of employment with the Company (the “Termination Date”), except as expressly provided in this Agreement.

2. Severance Benefits. Upon a Covered Termination, on the terms and subject to the conditions of this Agreement, Executive will receive the following severance from the Company:

(a) Cash Severance. The Company will make a lump sum cash severance payment to Executive in an amount equal to two times the Executive’s Base Salary. Subject to Section 3(a)(ii), such payment will be made on the first payroll date following the date that the Release becomes effective and irrevocable.

(b) Equity. 100% of the unvested portion of Executive’s then-outstanding compensatory equity awards (the “Equity Awards”) will, to the extent that such awards are unvested, immediately vest and, if applicable, become exercisable as of the date of such termination. The Equity Awards will remain exercisable, to the extent applicable, following Executive’s termination for the period prescribed in the respective equity plan and agreement for each Equity Award.

(c) Continued Health Insurance Benefits. If Executive is eligible for, and elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive (up to $1,500 per month), as and when due to the COBRA carrier, for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earliest to occur of (A) a period of twelve (12) months from the Termination Date, (B) the date upon which Executive becomes eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer (for which the Executive will promptly provide notice to the Company), and (C) the date Executive or his or her dependents cease to be eligible for COBRA coverage. These payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law. To the extent any such payments are Deferred Payments, such payments will be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred and will meet the other requirements of Treasury Regulations Section 1.409A-3(i)(1)(iv). Irrespective of the foregoing, the Company may change any benefits contractor, or discontinue any benefit without replacement, in its sole discretion and any such change or discontinuance will not be considered to be a breach of the terms of the Executive’s employment.

3. Conditions to Receipt of Severance

(a) Release of Claims

(i) The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the 21st day following the Termination Date (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(ii) In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Executive’s termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under this Agreement that would be considered Deferred Payments (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs following the date the Release actually becomes effective.

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(b) Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under this Agreement will be subject to Executive continuing to comply with the terms of any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(c) Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Covered Termination, the Company reserves the right to offset any severance payments (net of any applicable tax withholdings) under this Agreement by the amount of such indebtedness.

(d) Application of Section 409A

(i) Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) If Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service, any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the earliest of (x) the date six (6) months and one (1) day following the date of Executive’s separation from service, (y) the date of Executive’s death, and (z) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first payroll date following the expiration of such applicable Section 409A(a)(2)(B)(i) period, any payments delayed in accordance with this paragraph will be paid to the Executive in a lump sum, and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. No interest shall be due on any amounts so deferred.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (ii) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (ii) above.

(iv) Amounts paid pursuant to Section 2(c) (that is, continued health insurance premiums) are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulations Section 1.409A-1(b)(9)(v)(B) and to the extent not so exempt or otherwise exempt, are intended to be paid in compliance with Treasury Regulations Section 1.409A-3(a)(1), the provisions of which are expressly incorporated into this Agreement by reference.

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(v) It is intended that all of the benefits and payments under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A of the Code.

4. Limitation on Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s payments and benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in severance and other payments and benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not Deferred Payments and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Any determination required under this Section 4 will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the Change in Control (the “Accountants”), whose good faith determination will be conclusive and binding upon Executive and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

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5. Other Rights and Benefits. Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Executive may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.

6. Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:

(a) Base Salary. “Base Salary” means the greater of (i) Executive’s annual base salary as in effect on the date of a Covered Termination, or (ii) Executive’s annual base salary as in effect on the date of a Change in Control. For clarity, Base Salary does not include incentive pay, premium pay, commissions, relocation assistance or benefits, housing allowances, overtime, bonuses, and other forms of special or variable compensation.

(b) Cause. “Cause” means (i) Executive’s willful failure to substantially perform his or her duties to the Company or deliberate and material violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Executive’s willful breach of any of Executive’s obligations under any written agreement or covenant with the Company, in each case in the reasonable determination of the Board. For purposes of this definition, “Company” shall be interpreted to include any parent, subsidiary, affiliate or successor thereto, if appropriate. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (i) unless the conduct has not been cured within 15 days following Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

(c) Change in Control. “Change in Control” is defined as (i) the sale or disposition by the Company to an unrelated third party of substantially all of its business or assets, (ii) the sale of the capital stock of the Company in connection with the sale or transfer of a Controlling Interest in the Company to an unrelated third party, or (iii) the merger or consolidation of Company with another corporation as part of a sale or transfer of a Controlling Interest in Company to an unrelated third party.

(d) Code. “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

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(e) Controlling Interest. “Controlling Interest” means the sale or transfer of the Company’s securities representing greater than 50% of the voting power.

(f) Covered Termination. “Covered Termination” means Executive’s dismissal or discharge for reasons other than Cause (and other than as a result of death or disability), or Executive’s termination of employment for Good Reason, either of which occurs during the period between the date when negotiations for the Change in Control begin and the date six (6) months following the effective date of a Change in Control. Notwithstanding anything to the contrary herein, a Covered Termination shall not be deemed to have occurred for purposes of this Agreement unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.

(g) Deferred Payments. “Deferred Payments” means any payments or benefits provided for in this Agreement and/or under any other agreement that are deemed to be deferred compensation within the meaning of Section 409A of the Code.

(h) Good Reason. “Good Reason” means the occurrence of one or more of the following, without Executive’s express written consent:

(i) a material reduction in Executive’s job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities;

(ii) relocation by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate, of Executive’s primary business location that increases Executive’s one way commute by more than 35 miles; or

(iii) a reduction in Executive’s then-current base salary by at least 10%, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to Executive’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction;

provided, however, that in order for an event to qualify as Good Reason, Executive must (1) provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, Executive’s resignation from all positions then held by Executive with the Company must be effective not later than 30 days after the expiration of the cure period.

(i) Section 409A Limit. “Section 409A Limit” means the lesser of two times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulations 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

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7. Notice

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to Executive at the home address listed in the Company’s payroll records. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights under this Agreement.

8. Miscellaneous Provisions

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings; Construction. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding the Agreement, the text of this Agreement shall control.

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(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including but not limited to any severance or other benefits payable upon Executive’s termination of employment with the Company as set forth in any employment agreement with Executive dated prior to the Effective Date.

(e) Amendment or Termination of Agreement; Continuation of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board or duly authorized committee thereof. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. In other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Covered Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Covered Termination, then Executive shall receive the benefits described in this Agreement.

(f) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties or rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

(g) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Santa Clara County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(i) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes as required by law.

(j) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures transmitted via facsimile shall be deemed equivalent to originals.

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Each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

COMPANY	UniPixel, Inc.

	By:	/s/ Jeff Hawthorne
	Title:	Chief Executive Officer

EXECUTIVE	By:	/s/ Christine Russell
	Title:	Chief Financial Officer

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